Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Debra Ceffalio
(847) 720-2767	(847) 720-1652
Melissa.Napier@usfoods.com	Debra.Ceffalio@usfoods.com

US Foods Reports Third Quarter Fiscal 2017 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) November 7, 2017 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the third quarter and first nine months of fiscal 2017.

Third Quarter Highlights

•	Total case volume increased 2.0%; independent restaurant case volume increased 6.0%.
•	Net sales increased 6.2% to $6.2 billion.
•	Gross profit of $1.1 billion increased 6.4%.
•	Operating income of $190 million increased $75 million.
•	Net income of $96 million decreased $37 million.
•	Adjusted EBITDA increased 9.4% to $267 million.
•	Diluted EPS of $0.42; Adjusted Diluted EPS of $0.39.

Nine Month Highlights

•	Total case volume increased 3.3%; independent restaurant case volume increased 4.8%.
•	Net sales increased 5.3% to $18.2 billion.
•	Gross profit of $3.1 billion increased 3.9%.
•	Operating income of $392 million increased $94 million.
•	Net income of $188 million increased $55 million.
•	Adjusted EBITDA increased 8.6% to $768 million.
•	Diluted EPS of $0.83; Adjusted Diluted EPS of $0.95.

CEO Perspective

“Strong volume growth with our targeted customers and adjusted EBITDA growth of over nine percent underscored our third quarter performance,” said President and CEO Pietro Satriano. “Our Great Food. Made Easy. strategy continues to resonate with customers as demonstrated by the increased demand for our portfolio of value added services. Customer response to our most recent Scoop™ offering has been the strongest to date and highlights the continued momentum in our business.”

Exhibit 99.1

Third Quarter Results

Total case volume increased 2.0% from prior year, of which 1.0% was organic growth, and independent restaurant case volume increased 6.0%, of which 4.1% was organic growth. The increase in total case volume was driven by growth with independent restaurants, healthcare and hospitality customers, offset by the planned exit of national chain customers. Hurricanes negatively impacted independent restaurant case volume growth by an estimated 0.3% and total case volume growth by an estimated 0.1%.

Net sales of $6.2 billion represent a 6.2% increase from prior year, driven by total case volume growth, product mix changes and year-over-year inflation in center of the plate as well as produce and grocery categories. Sales from acquisitions completed in the last 12 months increased total Net sales by approximately 1.9%.

Gross profit of $1.1 billion increased $66 million, or 6.4% from prior year. The increase was driven by higher volume, margin expansion initiatives and the greater year-over-year benefit from the Last-in, first-out (LIFO) inventory reserve. Gross profit as a percentage of Net sales was 17.7%. Adjusted Gross profit was $1.1 billion, a 4.8% increase from the prior year, driven by higher volume and margin expansion initiatives. Adjusted Gross profit as a percentage of Net sales was 17.3%.

Operating expenses were $909 million, a decrease of 0.9% from prior year. Operating expenses benefitted from lower restructuring charges due to the completion of several initiatives in 2016, a decline in Depreciation and amortization due to the full amortization of an intangible asset related to the sponsor’s acquisition of the company in 2007 and ongoing efforts to reduce operating expenses. These decreases were partially offset by increased operating costs primarily driven by higher volume combined with wage inflation. Adjusted Operating expenses for the quarter were $807 million, a 3.3% increase from prior year, primarily driven by higher volume.

Operating income was $190 million, a $75 million increase from prior year, driven by the Gross profit and Operating expense factors discussed above.

Net income for the quarter was $96 million, down $37 million from $133 million in the prior year. Prior year Net income included a $78 million income tax benefit primarily from the release of a tax valuation allowance while current year Net income reflects an income tax expense of $51 million. Adjusted EBITDA of $267 million increased $23 million, or 9.4% compared to prior year, driven by volume growth and the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Diluted EPS was $0.42 and Adjusted Diluted EPS was $0.39.

Nine Month Results

Total case volume increased 3.3% from prior year, of which 2.0% was organic growth, and independent restaurant case volume increased 4.8%, of which 3.4% was organic growth. The increase in total cases reflects growth with independent restaurants, healthcare and hospitality customers, and select national chain customers.

Net sales of $18.2 billion represent a 5.3% increase from prior year, primarily driven by case volume growth and year-over-year inflation in several center of the plate and grocery categories, partially offset by beef deflation. Sales from acquisitions completed in the last 12 months increased total Net sales by approximately 1.7%.

Exhibit 99.1

Gross profit of $3.1 billion increased $118 million, or 3.9% from prior year. The increase was driven by higher volume and margin expansion initiatives, partially offset by the adverse year-over-year change in the LIFO inventory reserve. Gross profit as a percentage of Net sales was 17.3%. Adjusted Gross profit was $3.2 billion, a 5.3% increase from the prior year, driven by higher volume and margin expansion initiatives. Adjusted Gross profit as a percentage of Net sales was 17.4%.

Operating expenses were $2.8 billion, an increase of 0.9% from prior year, primarily as a result of higher volume combined with wage inflation. These volume related increases were partially offset by the absence of the prior year contract termination fee with our sponsors, lower restructuring charges due to the completion of several initiatives in 2016, a decline in Depreciation and amortization due to the full amortization of the intangible asset mentioned above and ongoing efforts to reduce operating expenses. Adjusted Operating expenses for the first nine months were $2.4 billion, a 4.3% increase from prior year, primarily driven by higher volume.

Operating income was $392 million, a $94 million increase from prior year, driven by the Gross profit and Operating expense factors discussed above.

Net income for the first nine months was $188 million, up $55 million from $133 million in the prior year. Prior year Net income included a $78 million income tax benefit primarily from the release of a tax valuation allowance while current year Net income reflects an income tax expense of $78 million. Adjusted EBITDA of $768 million increased $61 million, or 8.6% compared to prior year, driven by volume growth and the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Diluted EPS was $0.83 and Adjusted Diluted EPS was $0.95.

Cash Flows and Capital Transactions

Net cash provided by operating activities for the first nine months of fiscal 2017 was $506 million, an increase of $66 million from prior year related to the increase in net income which was driven by improved business performance and reduced interest expense. Cash capital expenditures for the first nine months totaled $163 million, an increase of $58 million from prior year, due to the timing of payments made for assets acquired late in the fourth quarter of fiscal 2016 and increased capital spending, as planned.

Net Debt at the end of the third quarter was $3.6 billion, a decrease of $119 million versus the end of the same prior year period. The ratio of Net Debt to Adjusted EBITDA was 3.4x at the end of the quarter, down from 3.8x at the end of the same prior year period.

Outlook for Fiscal 2017

The company is updating our fiscal 2017 guidance. We now expect unit growth of 2.5-3.0%, Net sales growth of 4.5-5.0%, Adjusted EBITDA growth of 8-9%, Net income growth of 20-25%, Cash CAPEX of $220-$230 million, Interest expense of $170-$175 million, Depreciation and amortization of $375-$380 million and Adjusted Diluted EPS of $1.35-$1.40.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

The company is not providing a reconciliation of our fiscal 2017 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all of the adjustments on a forward-looking

Exhibit 99.1

basis, and such items could have a significant impact on our GAAP financial results as a result of their variability.

Conference Call and Webcast Information

US Foods third quarter fiscal 2017 earnings call will be broadcast live via the Internet on November 7, 2017 at 9:00 a.m. CST. The call can also be accessed live over the phone by dialing (855) 788-2805; the conference ID number is 35394301. The presentation slides that will be reviewed during the webcast will be available in the Financial Information section of the Investor Relations website shortly before the webcast begins. The webcast and a copy of this news release will be available in the Investor Relations section of our website for a limited period of time at www.usfoods.com/investors.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates approximately $23 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “Outlook for Fiscal 2017”. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies.  These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. The statements are based on assumptions that we have made, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. We believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results.  Our actual results could differ materially from those expressed in the forward-looking statements.  There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others: our ability to remain profitable during times of cost inflation/deflation, commodity volatility, and other factors; industry competition and our ability to successfully compete; our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates; restrictions and limitations placed on us by agreements and instruments governing our debt; any change in our relationships with group purchasing organizations; any change in our relationships with long-term customers; our ability to increase sales to independent restaurant customers; our ability to successfully consummate and integrate acquisitions; our ability to achieve the benefits that we expect from our cost savings initiatives; shortages of fuel and increases or volatility in fuel costs; any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence; liability claims related to products we distribute; our ability to maintain a good reputation; costs and risks associated with labor relations and the availability of qualified labor; changes in industry pricing practices; changes in competitors’ cost structures; our ability to retain customers not obligated by long-term contracts to

Exhibit 99.1

continue purchasing products from us; environmental, health and safety costs; costs and risks associated with government laws and regulations, including related to environmental, health, safety, food safety, transportation, labor and employment, and changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; costs and risks associated with a potential cybersecurity incident; our ability to manage future expenses and liabilities associated with our retirement benefits and pension plans; disruptions to our business caused by extreme weather conditions; costs and risks associated with litigation; changes in consumer eating habits; costs and risks associated with our intellectual property protections; and risks associated with potential infringements of the intellectual property of others.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017. All forward-looking statements made in this release are qualified by these cautionary statements. The forward-looking statements contained in this release speak only as of the date of this release.  We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Explanation of Non-GAAP Financial Measures

We provide Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS as supplemental measures to GAAP measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes and hurricane related inventory losses and relief donations. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (business costs associated with the redesign of systems and processes), and other items as specified in our debt agreements.

We use Net Debt to review the liquidity of our operations. Net Debt is defined as total debt net of restricted cash held on deposit in accordance with our credit agreements, and total Cash and cash equivalents remaining on the balance sheet as of September 30, 2017. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

Exhibit 99.1

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as Restructuring charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (business costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.  We believe the presentation of Adjusted Diluted EPS is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance.  We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used for certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that amounts presented in accordance with our definitions of Adjusted Gross profit, Adjusted Operating expense, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net Income and Adjusted Diluted EPS may not be the same as similar measures used by other companies.  Not all companies and analysts calculate these measures in the same manner.  We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Source: US Foods

###

Exhibit 99.1

US FOODS HOLDING CORP.

Consolidated Balance Sheets

($ in millions)*	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$147	$131
Accounts receivable, less allowances of $24 and $25	1,411	1,226
Vendor receivables, less allowances of $4 and $2	169	106
Inventories—net	1,304	1,223
Prepaid expenses	74	73
Assets held for sale	22	21
Other current assets	8	10
Total current assets	3,134	2,789
Property and equipment—net	1,794	1,768
Goodwill	3,967	3,908
Other intangibles—net	374	387
Deferred tax assets	31	34
Other assets	58	58
Total assets	$9,358	$8,944

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank checks outstanding	$174	$143
Accounts payable	1,519	1,295
Accrued expenses and other current liabilities	447	456
Current portion of long-term debt	106	76
Total current liabilities	2,246	1,970
Long term debt	3,597	3,706
Deferred tax liabilities	420	381
Other long-term liabilities	350	351
Total liabilities	6,613	6,407

Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,805	2,791
Accumulated earnings (deficit)	51	(136)
Accumulated other comprehensive loss	(113)	(119)
Total shareholders’ equity	2,745	2,538
Total liabilities and shareholders' equity	$9,358	$8,944

*Amounts may not add due to rounding.

Exhibit 99.1

US FOODS HOLDING CORP.

Consolidated Statements of Operations

(Unaudited)

	13-Weeks Ended		39-Weeks Ended
($ in millions, except share and per share data)*	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Net sales	$6,204	$5,841	$18,151	$17,241
Cost of goods sold	5,106	4,808	15,007	14,215
Gross profit	1,099	1,033	3,144	3,026
Distribution, selling and administrative costs	908	903	2,749	2,689
Restructuring charges	1	15	3	39
Total operating expenses	909	917	2,752	2,728
Operating income	190	115	392	298
Interest expense—net	43	49	126	190
Loss on extinguishment of debt	-	12	-	54
Income before income taxes	147	55	266	55
Income tax provision (benefit)	51	(78)	78	(78)
Net income	$96	$133	$188	$133
Net income per share
Basic	$0.43	$0.60	$0.84	$0.69
Diluted	$0.42	$0.59	$0.83	$0.68
Weighted-average common shares outstanding
Basic	223,807,520	220,608,821	222,641,854	193,269,252
Diluted	225,862,274	225,054,051	226,325,711	196,805,990
Distribution declared and paid per share	$-	$-	$-	$3.94

     *Amounts may not add due to rounding.

Exhibit 99.1

US FOODS HOLDING CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	39-Weeks Ended
($ in millions)*	September 30, 2017	October 1, 2016
Cash Flows From Operating Activities:
Net income	$188	$133
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	295	314
Gain on disposal of property and equipment-net	-	(5)
Asset impairment charges	-	-
Loss on extinguishment of debt	-	54
Amortization and write-off of deferred financing costs	3	6
Amortization of Senior Notes original issue premium	-	(2)
Insurance proceeds related to operating activities	-	10
Insurance benefit in net income	-	(10)
Deferred tax provision (benefit)	32	(82)
Share-based compensation expense	15	14
Provision for doubtful accounts	13	7
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(242)	(150)
Increase in inventories	(56)	(99)
(Increase) decrease in prepaid expenses and other assets	(18)	5
Increase in accounts payable and bank checks outstanding	278	331
Decrease in accrued expenses and other liabilities	(1)	(88)
Net cash provided by operating activities	506	440
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	(183)	(95)
Proceeds from sales of property and equipment	2	11
Purchases of property and equipment	(163)	(105)
Proceeds from redemption of industrial revenue bonds	22	-
Investment in marketable securities	-	(485)
Investment in Avero, LLC	-	(8)
Net cash used in investing activities	(321)	(681)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	1,711	1,936
Proceeds from debt refinancings	-	2,214
Principal payments on debt and capital leases	(1,849)	(3,316)
Repayment of industrial revenue bonds	(22)	-
Redemption of Old Senior Notes	-	(1,377)
Payment for debt financing cost and fees	(1)	(26)
Proceeds from initial public offering	-	1,114
Cash distribution to shareholders	-	(666)
Contingent consideration paid for business acquisition	(6)	-
Proceeds from employee share purchase plan	12	-
Proceeds from exercise of stock options	15	-
Tax withholding payments for net share-settled equity awards	(28)	-
Proceeds from common stock sales	-	3
Common stock and share-based awards settled	(1)	(8)
Net cash used in financing activities	(169)	(126)
Net increase (decrease) in cash and cash equivalents	16	(368)
Cash and cash equivalents—beginning of period	131	518
Cash and cash equivalents—end of period	$147	$150
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$106	$175
Income taxes paid—net	5	4
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	19	14
Capital lease additions	77	77
Cashless exercise of equity awards	29	-
Contingent consideration payable for business acquisitions	4	6
Marketable securities transferred in connection with
the legal defeasance of the CMBS Fixed Loan Facility	-	485
CMBS Fixed Loan Facility defeasance	-	472

*Amounts may not add due to rounding.

Exhibit 99.1

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

	13-Weeks Ended
($ in millions, except share and per share data)*	September 30, 2017	October 1, 2016	Change	%
Net income (GAAP)	$96	133	$(37)	(27.8)%
Interest expense—net	43	49	(6)	(12.2)%
Income tax provision (benefit)	51	(78)	129	NM
Depreciation and amortization expense	81	106	(25)	(23.6)%
EBITDA (Non-GAAP)	271	210	61	29.0%
Adjustments:
Restructuring charges (1)	1	15	(14)	(93.3)%
Share-based compensation expense (2)	7	5	2	40.0%
LIFO reserve change (3)	(26)	(7)	(19)	NM
Loss on extinguishment of debt (4)	-	12	(12)	NM
Business transformation costs (5)	7	10	(3)	(30.0)%
Other (6)	8	-	8	NM
Adjusted EBITDA (Non-GAAP)	267	244	23	9.4%
Depreciation and amortization expense	(81)	(106)	25	(23.6)%
Interest expense—net	(43)	(49)	6	(12.2)%
Income tax provision, as adjusted (7)	(54)	(2)	(52)	NM
Adjusted Net income (Non-GAAP)	$89	87	$2	2.3%

Diluted EPS (GAAP)	$0.42	$0.59	$(0.17)	(28.8)%
Restructuring charges (1)	-	0.07	(0.07)	NM
Share-based compensation expense (2)	0.03	0.02	0.01	50.0%
LIFO reserve change (3)	(0.12)	(0.03)	(0.09)	NM
Loss on extinguishment of debt (4)	-	0.05	(0.05)	NM
Business transformation costs (5)	0.03	0.04	(0.01)	(25.0)%
Other (6)	0.04	-	0.04	NM
Income tax impact of adjustments (7)	(0.02)	(0.35)	0.32	(93.3)%
Adjusted Diluted EPS (Non-GAAP)	$0.39	$0.39	$-	-

Weighted-average diluted shares outstanding (GAAP)	225,862,274	225,054,051

Gross profit (GAAP)	$1,099	$1,033	$66	6.4%
LIFO reserve change (3)	(26)	(7)	(19)	NM
Impact from hurricanes (8)	2	-	2	NM
Adjusted Gross profit (Non-GAAP)	$1,075	$1,026	$49	4.8%

Operating expenses (GAAP)	$909	$917	$(8)	(0.9)%
Depreciation and amortization expense	(81)	(106)	25	(23.6)%
Restructuring charges (1)	(1)	(15)	14	(93.3)%
Share-based compensation expense (2)	(7)	(5)	(2)	40.0%
Business transformation costs (5)	(7)	(10)	3	(30.0)%
Other (6)	(6)	-	(6)	NM
Adjusted Operating expenses (Non-GAAP)	$807	$781	$26	3.3%

*Amounts may not add due to rounding.

  NM- Percentage change not meaningful.

(1)	Consists primarily of severance and related costs and organizational realignment costs.
(2)	Share-based compensation expense for vesting of stock awards and employee share purchase plan.
(3)	Represents the non-cash impact of LIFO reserve adjustments.
(4)	Loss related to September 2016 CMBS Fixed Facility defeasance.
(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)	Other includes gains, losses or charges as specified under our debt agreements.
(7)

Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after considering the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in the 13-week period ended October 1, 2016. We were required to reflect the portion of the valuation allowance release related to the 2016 ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely in the 13-weeks ended October 1, 2016. We maintained a valuation allowance on certain state net operating loss and tax credit carryforwards expected to expire unutilized as a result of insufficient forecasted taxable income in the carryforward period, or the utilization of which are subject to limitation.

(8)	Impact from hurricanes consists of costs recognized in Cost of Sales for inventory losses from recent hurricanes and product donations that we made for hurricane relief.

Exhibit 99.1

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

	39-Weeks Ended
($ in millions, except share and per share data)*	September 30, 2017	October 1, 2016	Change	%
Net income (GAAP)	$188	$133	$55	41.4%
Interest expense—net	126	190	(64)	(33.7)%
Income tax provision (benefit)	78	(78)	156	NM
Depreciation and amortization expense	295	314	(19)	(6.1)%
EBITDA (Non-GAAP)	687	559	128	22.9%
Adjustments:
Sponsor fees (1)	-	36	(36)	NM
Restructuring charges (2)	3	39	(36)	(92.3)%
Share-based compensation expense (3)	15	14	1	7.1%
LIFO reserve change (4)	14	(25)	39	NM
Loss on extinguishment of debt (5)	-	54	(54)	NM
Business transformation costs (6)	33	26	7	26.9%
Other (7)	16	5	11	NM
Adjusted EBITDA (Non-GAAP)	768	707	61	8.6%
Depreciation and amortization expense	(295)	(314)	19	(6.1)%
Interest expense—net	(126)	(190)	64	(33.7)%
Income tax provision, as adjusted (8)	(133)	(2)	(131)	NM
Adjusted Net income (Non-GAAP)	$214	$201	$13	6.5%

Diluted EPS (GAAP)	$0.83	$0.68	$0.15	22.1%
Sponsor fees (1)	-	0.18	(0.18)	NM
Restructuring charges (2)	0.01	0.20	(0.19)	(95.0)%
Share-based compensation expense (3)	0.07	0.07	-	0.0%
LIFO reserve change (4)	0.06	(0.13)	0.19	NM
Loss on extinguishment of debt (5)	-	0.27	(0.27)	NM
Business transformation costs (6)	0.15	0.13	0.02	15.4%
Other (7)	0.07	0.02	0.05	NM
Income tax impact of adjustments (8)	(0.24)	(0.40)	0.15	(38.7)%
Adjusted Diluted EPS (Non-GAAP)	$0.95	$1.02	$(0.07)	(6.9)%

Weighted-average diluted shares outstanding (GAAP)	226,325,711	196,805,990

Gross profit (GAAP)	$3,144	$3,026	$118	3.9%
LIFO reserve change (4)	14	(25)	39	NM
Impact from hurricanes (9)	2	-	2	NM
Adjusted Gross profit (Non-GAAP)	$3,160	$3,001	$159	5.3%

Operating expenses (GAAP)	$2,752	$2,728	$24	0.9%
Depreciation and amortization expense	(295)	(314)	19	(6.1)%
Sponsor fees (1)	-	(36)	36	NM
Restructuring charges (2)	(3)	(39)	36	(92.3)%
Share-based compensation expense (3)	(15)	(14)	(1)	7.1%
Business transformation costs (6)	(33)	(26)	(7)	26.9%
Other (7)	(14)	(5)	(9)	NM
Adjusted Operating expenses (Non-GAAP)	$2,392	$2,294	$98	4.3%

*Amounts may not add due to rounding.

  NM- Percentage change not meaningful.

(1)

Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.

(2)	Consists primarily of severance and related costs and organizational realignment costs.
(3)	Share-based compensation expense for vesting of stock awards and employee share purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)

Includes fees paid to debt holders, third party costs, the write off of certain pre-existing unamortized debt issuance costs and unamortized issue premium, an early redemption premium and the loss on our September 2016 CMBS Fixed Facility defeasance.

(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Other includes gains, losses or charges as specified under our debt agreements.
(8)

Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after considering the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in the 39-week period ended October 1, 2016. We were required to reflect the portion of the valuation allowance release related to the 2016 ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely in the 39-weeks ended October 1, 2016. We maintained a valuation allowance on certain state net operating loss and tax credit carryforwards expected to expire unutilized as a result of insufficient forecasted taxable income in the carryforward period, or the utilization of which are subject to limitation.

(9)	Impact from hurricanes consists of costs recognized in Cost of Sales for inventory losses from recent hurricanes and product donations that we made for hurricane relief.

Exhibit 99.1

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

Net Debt and Net Leverage Ratios

(Unaudited)

($ in millions, except ratios)*	September 30, 2017	December 31, 2016	October 1, 2016

Total Debt (GAAP)	$3,703	$3,782	$3,831
Cash and cash equivalents	(147)	(131)	(150)
Restricted cash	-	-	(6)
Net Debt (Non-GAAP)	$3,556	$3,651	$3,675

Adjusted EBITDA (1)	$1,033	$972	$962

Net Leverage Ratio (2)	3.4	3.8	3.8

(1)  Trailing Twelve Months (TTM) EBITDA

(2)  Net debt/(TTM) Adjusted EBITDA